UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549


SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No. 5*

(Name of Issuer)
BANKUNITED FINANCIAL CORP - CLASS A

(Title of Class of Securities)
Common Stock


(CUSIP Number)
06652B103

Check the following box if a
fee is being paid with this statement.
  (A fee is not required only if
the filing person:  (1) has a previous
statement on file reporting beneficial
ownership of more than five percent of
 the class of securities described in
Item 1; and (2) has filed no amendment
subsequent thereto reporting beneficial
 ownership of five percent or less of
such class.) (See Rule 13d-7).

*The remainder of this cover page shall
be filled out for a reporting persons
 initial filing on this form with
respect to the subject class of
securities, and for any subsequent
amendment containing information which
would alter the disclosures provided
in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be filed for the purpose of Section
18 of the Securities Exchange Act of 1934
(Act) or otherwise subject to the
liabilities of that section of the Act
but shall be subject to all other
provisions of the Act (however, see
the Notes).

1  NAME OF REPORTING PERSON   S.S. OR I.R.S. IDENTIFICATION NO. OF PERSON
	THOMSON HORSTMANN & BRYANT, INC.
	22-3508647

2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
	N/A

3  SEC USE ONLY

4  CITIZENSHIP OR PLACE OF ORGANIZATION
	A DELAWARE CORPORATION
	SADDLE BROOK, NJ  07663

5  SOLE VOTING POWER
	647,900


6  SHARED VOTING POWER
	12,400

7  SOLE DISPOSITIVE POWER
	962,600

8  SHARED DISPOSITIVE POWER
	NONE

9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
	962,600

10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
	N/A

11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
	3.92%

12  TYPE OF REPORTING PERSON *
	IA

ITEM 1.
	(A) BANKUNITED FINANCIAL CORP.
	(B) 255 ALHAMBRA CIRCLE, CORAL GABLES, FL  33134

ITEM 2.
	(A) THOMSON HORSTMANN & BRYANT, INC.
	(B) PARK 80 WEST, PLAZA TWO, SADDLE BROOK, NJ 07663
	(C) A DELAWARE CORPORATION
	(D) COMMON
	(E) 06652B103

ITEM 3.
	(E) INVESTMENT ADVISER REGISTERED UNDER SECTION
203 OF THE INVESTMENT ADVISERS ACT OF 1940

ITEM 4.
	(A)  962,600
	(B)  3.92%
	(C)	(I)	647,900
		(II)	12,400
		(III)	962,600
		(IV)	NONE

ITEM 5.  N/A

ITEM 6.  N/A

ITEM 7.  N/A

ITEM 8.  N/A

ITEM 9.  N/A


ITEM 10. CERTIFICATION
	By signing below I certify that,
to the best of my knowledge and belief,
 the securities referred to above were
acquired in the ordinary course of
business and were not acquired for the
 purpose of and do not have the effect
of changing or influencing the control
 of the issuer of such securities and
were not acquired in connection with
 or as a participant in any transaction
having such purposes or effect.

SIGNATURE

After reasonable inquiry and to
the best of my knowledge and belief,
I certify that the information set
forth in this statement is true,
complete and correct.

							Richard A. Horstmann, VP
							Date:   1/22/02